EXHIBIT 99.(b)

             (TO BE PLACED ON FLEET CAPITAL CORPORATION LETTERHEAD)

                                                       November ___, 2003

JAC Acquisition Company, Inc.
c/o Symphony Suites
89 Headquarters Plaza
Morristown, New Jersey 07960
Attn: Emanuel N. Logothetis

Dear Mr. Logothetis:

        Fleet Capital Corporation ("Lender") is pleased to conditionally commit the following facilities based upon the submissions and due diligence to date.

                                     LOAN I

Borrower

        The Borrower will be JAC Acquisition Company, Inc., a Delaware corporation, (herein "JAC").

The Loan

        A loan is to be made to JAC in the principal amount of Two Million One Hundred Thousand Dollars ($2,100,000) solely for the purpose of facilitating the privatization of Joule, Inc. in accordance with a tender offer being made by JAC (the "Tender Offer"). The terms and conditions of this loan will be in accordance with Lender's normal and customary procedures for loans of this nature. The loan will be made upon acceptance for payment of shares of common stock of Joule Inc. tendered pursuant to the Tender Offer, which will only occur if the Minimum Tender Condition (as defined in the Offer to Purchase transmitted to stockholder of Joule Inc. in connection with the Tender Offer) has been satisfied. The loan will be due and payable upon the earlier of (i) two (2) days from closing or (ii) upon the closing of the merger of JAC into Joule Inc. ( with Joule Inc. as the survivor), but will be due, if earlier, upon an Event of Default as set forth in the Loan Agreement (as hereinafter defined). Interest only will be paid on a daily basis until the full amount of the loan is due.

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                                     LOAN II

Borrower

        The Borrower will be Joule Staffing Services, Inc., Joule Technical Staffing, Inc., Joule Technical Services, Inc., Joule Transportation, Inc., Joule Corporate Services, Inc., 1245 Route 1 Corp. and 429 E. Broad Street Corp. (the "Borrowers").

The Loan

        Upon closing of the merger of JAC into Joule Inc. (with Joule Inc. as the survivor), a term loan is to be made to the Borrowers under the existing credit facility provided by the Lender to the Borrowers as set forth in the Loan and Security Agreement among the Lender and Borrowers dated August 22, 2003 (the "Loan Agreement") in the maximum amount of One Million Four Hundred Ninety-Two Thousand Dollars ($1,492,000). The terms and conditions of this loan will be in accordance with Lender's normal and customary procedures for loans of this nature. The loan will be due and payable on August 22, 2006 and monthly payments to be calculated on a seven (7) year amortization schedule with fixed principal payments plus interest. The Loan Agreement will be appropriately amended to reflect the terms of Loan II to include, without limitation, prepayment fees and to add 1245 Route 1 Corp. and 429 E. Broad Street Corp. as co-borrowers.

               GENERAL CONDITIONS APPLICABLE TO LOAN I AND LOAN II

Interest Rate on Loan I

        Interest on Loan I is to be calculated based upon Lender's fluctuating base rate, plus 1.0 percent, which rate of interest is to be changed in accordance with each change in Lender's fluctuating base rate effective as of the date of each such change. The fluctuating base rate is defined as the rate of interest established by Lender from time to time whether or not such rate is otherwise published. The fluctuating base rate is established for the convenience of Lender. It is not necessarily Lender's lowest rate. In the event that there should be a change in the fluctuating base rate of Lender, such change shall be effective on the date of such change without notice to JAC or any guarantor, endorser or surety.

Interest Rate on Loan II

        Interest on Loan II is to be calculated based upon Lender's fluctuating base rate, plus 1.0 percent, which rate of interest is to be changed in accordance with each change in Lender's fluctuating base rate effective as of the date of each such change. The fluctuating base rate is defined as the rate of interest established by Lender from time to time whether or not such rate is otherwise published. The fluctuating base rate is established for the convenience of Lender. It is not necessarily Lender's lowest rate. In the event that there should be a change in the fluctuating base rate of Lender, such change shall be effective on the date of such change without notice to Borrowers or any Guarantor, endorser or surety. The Borrowers will also have the option to purchase an interest rate swap from Lender to fix the interest rate of Loan II at the current market rate.

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Collateral For Loan I

        To secure payment and performance of all obligations evidenced by Loan I, Lender is to be granted the unlimited personal guarantees of Emanuel Logothetis, Helen Logothetis, Steven Logothetis, Julie Logothetis and John G. Wellman (the "JAC Guarantors") as well as a first priority security interest in all of the shares of common stock of Joule Inc. that are to be contributed to JAC by the JAC Guarantors prior to consummation of the Tender Offer and the shares to be acquired by JAC under the Tender Offer.

Collateral For Loan II

        To secure payment and performance of all obligations evidenced by Loan II, Lender is to be granted the following security interests by the Borrowers with respect to the following assets as well as all assets previously granted to Lender under the Loan Agreement, also collectively identified as "Collateral":

        A recordable mortgage lien and assignment of leases on the real property located at 1245 Route 1, Edison, New Jersey, 1235 Route 1, Edison, New Jersey and 429 E. Broad Street, Gibbstown, New Jersey (collectively, the "Property") as well a the unlimited corporate guaranty of Joule Inc. (the "Guaranty").

Structure of the Borrowers

        Prior to closing, Lender will require assurance that there has been no material adverse change in the information previously submitted to Lender as to the present and projected organizational structure, operations and financial condition of the Borrowers, the JAC Guarantors and the Guarantor, including, but not limited to, financial statements, tax returns, environmental audit report, Property inspection, appraisal report on the Property, inventory appraisal, plans and budget reports. In addition, the Offer to Purchase in connection with the Tender Offer, the Exchange Agreement and all other documents related to the Tender Offer and information satisfactory to the Lender with respect to the financial condition of the JAC Guarantors shall be submitted to the Lender.

Title Policy

        Borrowers are to provide at closing a mortgagee title insurance policy by a company licensed to do business in New Jersey as follows:

        (a) It is to insure that title to the Property is marketable and insurable at regular rates with no exceptions in Schedule B other than those which are approved by Lender and Lender counsel;

        (b) It is to insure, in the full amount of Loan II, the proposed mortgage on the Property to be a second mortgage lien subject only to the prior lien of the Lender;

        (c) It is to insure that 1245 Route 1 Corp. and 429 E. Broad Street Corp. own the

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Property in fee simple, free and clear of all liens, encumbrances, and other adverse interests of any kind or nature whatsoever other than those created as collateral security in accordance with this conditional commitment;

        (d)     It is to expressly insure the survey described below;

        (e)     It is to name Lender as an insured;

        (f) The Borrowers will be responsible for the payment of the premium at the time of closing.

        (g) The title company is to issue an approved Closing Service Letter in favor of the Borrowers' attorney, if requested by Lender or Lender's counsel.

Survey

        The Borrowers will obtain surveys and legal descriptions of current date for the Property, said survey to be certified to Lender, the insuring title company and Lender's counsel. The survey must show all improvements, building lines, lot lines, easements and rights of way, if any.

Insurance

        The Borrowers are to continue to maintain and provide satisfactory evidence of insurance coverage pursuant to the Loan Agreement.

Environmental Compliance

        At the time of the issuance of this letter, the Lender has received substantially all of the required reports, certificates and other evidence of Borrowers' compliance with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. ("ISRA"), Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., Hazardous and Solid Waste Amendments of 1984 (Pub.
L. No. 98-616), New Jersey Underground Storage Tank Registration Law, N.J.S.A. 58:10A-21 et seq., Uniform Fire Safety Act, N.J.S.A. 52:27D-192 et seq. and other applicable environmental statutes and regulations governing control and remediation of the environment, natural resources, solid waste and air and water pollution. Lender shall have the right to require any additional evidence of such compliance as it may deem appropriate.

Other Terms and Conditions

        As a condition precedent to the closing:

        1. There shall have been no material adverse change in the financial condition, operating status and general business affairs of JAC, the Borrowers, the JAC Guarantors and the Guarantor or

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with respect to the facts as set forth in the financial statements, disclosures or other information submitted to Lender in connection with the transaction;

        2. There shall be no litigation (whether bankruptcy or insolvency, at law or in equity) or other proceedings pending or threatened before any court, agency or tribunal which may adversely affect the financial condition, operations or affairs of JAC, the Borrowers, the JAC Guarantors or the Guarantor.

        3. JAC and the Borrowers are to provide satisfactory evidence of existence and good standing in the States of Delaware and New Jersey, as the case may be, and qualification in any other state where required. JAC hereby consents to Lender filing Uniform Commercial Code Financing Statements prior to closing, without prejudice to Lender's rights and remedies;

        4. Any and all disclosures, financial or otherwise, regarding either JAC, the Borrowers, the JAC Guarantors or the Guarantor are to be deemed accurate and complete as at the closing;

        5. JAC, the Borrowers and Guarantor are to provide satisfactory evidence that all necessary authorizations from applicable stockholders, directors or officers have been obtained;

        6. The consummation of this transaction will not constitute a breach of any agreement between or among JAC, the Borrowers, the JAC Guarantors, the Guarantor, and/or third parties, or violate any provision of an applicable charter, by-law, or provision of law;

        7. Opinions and certificates of JAC's, the Borrowers' and Guarantor's counsel, accountants or other representatives are to be submitted as requested by Lender or Lender counsel, to the effect that all documents executed by JAC, the Borrowers and the Guarantor at closing are legally binding and enforceable in accordance with their terms and that the transaction(s) evidenced by such documents do not violate any law or principles of equity, including but not limited to, the Uniform Fraudulent Transfer Act, and other opinions as Lender may require;

        8. There will not exist any default by either JAC, the Borrowers or the Guarantor with respect to any obligations or compliance with any state or federal law;

        9. As an additional condition precedent with respect to Loan I, (i) the special committee, consisting of independent directors of Joule Inc., shall not have withdrawn or modified its recommendation of the Tender Offer to the stockholders of Joule Inc. unaffiliated with JAC, (ii) the Minimum Tender Condition (as defined in the Offer to Purchase relating to the Tender Offer) shall have been satisfied, and (iii) the Exchange Agreement shall have been executed in a form reasonably acceptable to the Lender and, as an additional condition precedent to Loan II, JAC and Joule Inc. shall have been merged into Joule Inc. as the survivor (which merger Lender will give consent), all as acceptable to the Lender and its counsel;

        10. It is the intention of the parties hereto that the consummation of the transactions contemplated herein and in paragraph 9 above shall be carried out the fullest extent of the law and

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that Lender is relying upon such representation in making this commitment.

        11.     Such other conditions precedent as Lender may require.

Expenses of Lender

        Whether or not the transaction is closed, all out-of-pocket costs and expenses incurred by Lender are to be promptly reimbursed by JAC, the Borrowers, the JAC Guarantors or the Guarantor upon submission of an invoice to that effect. The term "costs and expenses" includes, but is not limited to, appraisal costs, attorney's fees, travel expenses, environmental inspections and recording fees. Further, the Borrowers shall be responsible to pay Lender all fees charged by Lender in conjunction with the transactions contemplated herein.

Assignment

        Any and all rights or interests, as evidenced by this conditional commitment, of JAC, the Borrowers, the JAC Guarantors or the Guarantor, if any, are not assignable by operation of law or otherwise without the prior written consent of Lender.

Actions at Closing

        At closing, JAC, the Borrowers, the JAC Guarantors and the Guarantor are to execute and deliver such documents and do such other acts and things as Lender or Lender's counsel may reasonably request in order to fully effect the purposes of and the completion of the loan transaction(s) described herein. All such documents, acts, disclosures made and other related matters regarding the loan transaction(s) are to be satisfactory to Lender and Lender's counsel.

Outline

        This letter is intended to serve only as an outline of the proposed transaction(s). It contemplates the execution and delivery of formal loan documentation setting forth in detail the terms of the transaction(s) and containing warranties, covenants, conditions, events of default, definitions and other terms considered appropriate by Lender and its counsel. It is contemplated that relative to Loan II, the Loan Agreement will be amended to reflect the transaction and all remaining terms, covenants and conditions therein shall remain in full force and effect. Such documentation will further contain, without limitation, the following provisions:

        1. Financial covenants as determined by Lender in its sole discretion and pursuant to the Loan Agreement, and to be reset periodically by Lender, including, but not limited to excess cash flow recapture with respect to principal reductions to Loan II.

        2. Periodic reporting of financial affairs, all as set forth in the Loan Agreement.

        3.      Minimum availability under the Loan Agreement.

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        If such documentation is not executed and delivered for any reason whatsoever, including the failure of either JAC, the Borrowers, the JAC Guarantors or the Guarantor to agree to any provision thereof, Lender has no obligation to complete the loan transaction(s).

        It is specifically agreed and understood that the proceeds of Loan II shall be exclusively used to pay, in part, Loan I, with the balance coming from the working capital line under the Loan Agreement of up to Five Hundred Thousand Dollars ($500,000) and the balance in cash. Upon payment in full of Loan I as set forth in this paragraph, Lender will release the JAC Guarantors and the stock pledged to Lender as Collateral for Loan I.

No Modification

        No change or modification of this conditional commitment is valid unless in writing and signed by Lender. This conditional commitment sets forth the entire understanding of the parties hereto and there are no promises, agreements, conditions, undertakings, warranties, and representations, either written or oral, express or implied, among the parties hereto other than as herein set forth. It is expressly understood and agreed that the parties hereto intend this conditional commitment to be an integration of all prior and contemporaneous promises, agreements, conditions, undertakings, warranties and representations.

Obligors' Counsel

        THE INTERESTS OF JAC, THE BORROWERS, THE JAC GUARANTORS AND GUARANTORS (the "OBLIGORS") AND LENDER ARE OR MAY BE DIFFERENT AND MAY CONFLICT. LENDER'S ATTORNEY REPRESENTS ONLY LENDER AND NOT THE OBLIGORS. THE OBLIGORS ARE, THEREFORE, ADVISED TO EMPLOY AN ATTORNEY OF THE OBLIGORS' CHOICE LICENSED TO PRACTICE LAW IN NEW JERSEY TO REPRESENT THE INTEREST OF THE OBLIGORS.

Legal Fees

        All expenses incurred by Lender in connection with these loans shall be paid by the Obligors.

        Lender shall be represented in this transaction by James A. Dempsey, Esq. of Reed Smith LLP, Princeton, New Jersey 08540 (609-514-5948) who will perform all legal services for Lender in connection with this transaction. These services include, without limitation, preparing all loan documents, reviewing UCC searches, advising Lender with respect to all matters affecting the loans and collateral and attending the closing.

        By signing and acknowledging this letter, the Obligors agree to pay the legal fees of Lender's counsel in connection with this transaction, whether or not this transaction closes. The estimated legal fee of Lender's counsel will be $7,500, plus expenses incurred in connection with the transaction, including, but not limited to search fees, recording and filing fees, courier services,

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telecopier, telephone and photocopying charges and postage. This fee is based upon the experience of Lender's counsel with respect to the time spent representing Lender in transactions of this type. The fee is subject to change if the time spent or problems encountered exceed that anticipated.

Expiration

        This letter and the conditional commitment evidenced thereby automatically expires and terminates if Lender has not received a written acceptance on the enclosed copy fifteen (15) days from the date hereof. This conditional commitment expires, in any event, if the closing has not occurred on or prior to January 15, 2004.

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        Lender appreciates your interest and looks forward to completing these transactions with you.

                                                Sincerely

                                                FLEET CAPITAL CORPORATION

                                                By:
                                                   -----------------------------

AGREED AND ACCEPTED:

JAC ACQUISITION COMPANY, INC.

By:
   -----------------------------


JOULE STAFFING SERVICES, INC.,

By:
   -----------------------------


JOULE TECHNICAL STAFFING, INC.,

By:
   -----------------------------


JOULE TECHNICAL SERVICES, INC.,

By:
   -----------------------------


JOULE TRANSPORTATION, INC.

By:
   -----------------------------


JOULE CORPORATE SERVICES, INC.

By:
   -----------------------------

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

1245 ROUTE 1 CORP.

By:
   -----------------------------

429 E. BROAD STREET CORP.

By:
   -----------------------------

JOULE INC.

By:
   -----------------------------


--------------------------------
 Emanuel Logothetis, Guarantor


--------------------------------
  Helen Logothetis, Guarantor


--------------------------------
  Steven Logothetis, Guarantor


--------------------------------
  Julie Logothetis, Guarantor


--------------------------------
  John G. Wellman, Guarantor

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